The China Fund, Inc.
For immediate release
Contact Warren Antler
The Altman Group, Inc.
(212) 400-2605 or 888 CHN-CALL (246-2255)
wantler@altmangroup.com
THE CHINA FUND, INC.
ANNOUNCES ITS RIGHTS OFFERING IS OVER-SUBSCRIBED
     Boston, Massachusetts, August 1, 2005 — The China Fund, Inc. (NYSE: CHN) is pleased to announce that its rights offering, which expired on July 29, 2005 (the “Expiration Date”), was heavily over-subscribed. The subscription price for shares purchased pursuant to the offering was determined to be $26.27 per share and was accretive to net asset value. To meet shareholder demand, the Board of Directors of the Fund has approved the issuance of up to 850,000 additional shares of common stock in connection with the over-subscription privilege. The China Fund, Inc. is listed on the New York Stock Exchange under the ticker symbol “CHN.” The Fund is a closed-end management investment company seeking long-term capital appreciation primarily through investments in equity securities of China companies. The Fund’s investment manager is Martin Currie Inc. The Fund’s direct investment manager is Asian Direct Capital Management.
     Persons seeking further information about the Fund should contact the Fund’s Information Agent:
THE ALTMAN GROUP
1275 Valley Brook Avenue
Lyndhurst, NJ 07071
888 CHN-CALL (246-2255)
or
wantler@altmangroup.com
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